ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made as of November 30. 1995, by and between Microtek Medical, Inc., a Delaware corporation ("Purchaser"), and Surgical Technologies, Inc. ("Seller").

                              W I T N E S S E T H:

     WHEREAS, the Seller is engaged in the business of manufacturing and marketing disposal patient surgical drapes and related products (the "Business"); and

     WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, substantial assets relating to the Business;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF ASSETS.

     1.1. Purchase and Sale. At the Closing (as hereinafter defined) and subject to the terms and conditions of this Agreement, Purchaser shall purchase from the Seller, and the Seller shall sell to Purchaser, all right, title and interest in and to the following assets that are owned by or under the control of the Seller, wherever located, whether known or unknown, and whether or not on the books and records of the Seller (collectively the "Purchased Assets"), free and clear of all liens, security interests, claims and encumbrances:
         (a) All equipment, machinery, spare parts, tools, instruments, vehicles, furniture, fixtures and other similar items of tangible personal property relating to the Business;

         (b) All finished goods inventory of the Seller relating to the Business, whether on location, in transit or on consignment on the Closing Date;

         (c) All raw materials inventory and work-in-process relating to the Business;

         (d) All purchase orders, contracts and commitments of the Seller relating to the Business;

         (e) All of the Seller's (A) proprietary information, trade secrets, customer lists and similar confidential information, technical information and data, trademarks, trade names and service marks; (B) machinery and equipment warranties and service contracts; and (C) documentation, in each case to the extent relating to the Purchased Assets; and

         (f) All other assets of the Seller, both tangible and intangible, used or useful in the operation of the Business and which are not Excluded Assets (as defined below), including, but not limited to, all insurance recoveries or rights to the same relating to damages to or loss of the Purchased Assets.

Notwithstanding the foregoing, Purchaser shall not acquire any of the following assets of the Seller (collectively the "Excluded Assets"): (i) all cash, cash equivalents, marketable securities and bank accounts, (ii) all accounts and notes receivable, (iii) all counterclaims and items of offset relating to the liabilities of Seller, and (iv) all corporate minute books, tax returns and similar corporate records not directly related to the ownership of the Purchased Assets.

     1.2 Assumption of Liabilities. At the Closing, the Purchaser shall assume, but only to the extent relating to periods on and after the Closing, those specified contractual obligations listed as "Assumed Contracts" on Schedule I hereto. Except as specifically set forth above, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Seller, any subsidiary or any affiliate or successor of the Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise.

1 . 3. Purchase Price.

         (a) The consideration to be received by the Seller hereunder for the Purchased Assets ("Purchase Price") shall be the sum of $375,000 in cash payable at the Closing.

         (b) The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended; such allocation shall be based upon the recommendations of KPMG Peat Marwick and shall be subject to the reasonable approval of the Seller.

2.   CLOSING.

     A closing (the "Closing") to effect the purchase and sale of the Purchased Assets shall be held at the offices of the Seller in Salt Lake City, Utah, on November 30, 1995, or at such other place or places and/or on such other date as may be agreed upon by the parties (the "Closing Date"). At the Closing, the Seller shall sell execute such bills of sale and instruments of assignment as are necessary to convey title to the Purchased Assets, and Purchaser shall pay
(i) to the Seller the sum of $325,000 and (ii) to the Escrow Agent (as defined on Exhibit A hereto) the sum of $50,000. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3. `REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     Except as set forth on the Seller Disclosure Schedule attached hereto as
Schedule II, the Seller hereby represents and warrants to Purchaser as follows:

     3.1. Organization and Good Standing of the Seller. The Seller is a corporation duly formed and validly existing and in good standing under the laws of the State of Utah .

     3.2. Binding Effect. This Agreement and the other documents contemplated hereunder (collectively the "Transaction Documents") has been or will have been duly authorized, executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.3. Compliance with Other Instruments: Consents and Approvals. Neither the execution and delivery by the Seller of the Transaction Documents nor the consummation by it of the transactions contemplated thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any Purchased Asset pursuant to the Seller's articles of organization or bylaws or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction, or decree by which the Seller is bound, to which it is a party, or to which the Purchased Assets are subject. No authorization, permit, consent or approval is required to be obtained by the Seller to execute, deliver or perform any of the Transaction Documents.

     3.4.      Financial Statements and Records of the Seller.

         (a) The Seller has delivered to Purchaser true, correct and complete copies of the unaudited statement of operations of the Business for the six months ended September 30, 1995 (the "Seller Financial Statements").

         (b) The results of operations of the Seller set forth in the Seller Financial Statements are fairly presented in accordance with the generally accepted accounting principles applied on a consistent basis for the periods presented.

         (c) As of the Closing, the Purchased Assets will reflect book values of at least $95,000 of finished goods and raw materials inventory, at least $85,000 of fixed assets and at least $5,000 of patents and licenses.
 .
     3.7. Condition of Tangible Assets. The Purchased Assets are in good condition and repair, subject only to ordinary wear and tear, and are adequate for the uses to which they are being put in the ordinary course of business.

     3.8. FDA Matters. No product of the Seller relating to the Business requires any approval, which has not previously been obtained, of the U.S. Food and Drug Administration ("FDA") for the purpose for which it is being manufactured, assembled or sold. The Seller has not, with respect to the Business, received any notice of any action or proceeding in the FDA including, but not limited to, recall procedures, pending or, to the knowledge of the Seller, threatened against Seller relating to the safety or efficacy of any of the Seller's products. To the knowledge of the Seller, the manufacture of the Seller's products in the conduct of the Business conforms in all respects to current FDA "good manufacturing practices."

     3.9. Litigation and Government Claims. There is no pending suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Seller is a party or to which its assets are subject which would, if decided against the Seller, individually or in the aggregate, have a material adverse effect on the Business or the Purchased Assets. To the knowledge of the Seller, there are no such proceedings threatened, contemplated, or any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) which would, if decided against the Seller, individually or in the aggregate, have a material adverse effect on the results of operations of the Business or the Purchased Assets .

     3. 10.    Brokers and Finders. Except for Waldon & Associates (whose fees shall be paid by Seller), neither the Seller nor its shareholders has engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by them, any right or valid claim against the Seller, Purchaser or any of Purchaser's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein .

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to the Seller as follows:

     4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.>~

     4.2. Corporate Power and Authority. Purchaser has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.
     4.3. Binding Effect. Each of the Transaction Documents has been or will have been duly authorized, executed and delivered by Purchaser and is or will be the legal, valid and binding obligation of it, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     4.4. Compliance with Other Instruments: Consents and Approvals. Neither the execution and delivery by Purchaser of the Transaction Documents nor the consummation by it of the transactions contemplated thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Purchaser pursuant to, its certificate of incorporation or bylaws, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which Purchaser is bound, to which it is a party, or to which its assets are subject. Except for the consent of its principal bank lender, no authorization, permit, consent or approval is required to be obtained by Purchaser to execute, deliver or perform any of the Transaction Documents.

     4.5. Brokers and Finders. The Purchaser has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by Purchaser any right or valid claim against the Seller, Purchaser or any of the Seller's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

5.   CERTAIN COVENANTS.
     5.1. Cooperation. Each of the parties hereto shall, and shall cause each of its affiliates to, use its best efforts to (i) obtain at the earliest practicable date and, in any event, before the Closing Date, any approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement; (ii) as reasonably requested by the other, cooperate with and keep the other informed in connection with this Agreement; and (iii) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.1 shall require a party to expend any monies except as otherwise specifically required under this Agreement.

     5.2. Maintenance of Business and Purchased Assets. The Seller covenants that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of Purchaser, it will refrain from doing any of the following: (i) entering into any transaction with respect to the Business other than in the ordinary course of business or (ii) permitting any encumbrance, mortgage or pledge on any Purchase Asset.

     5.3. Access to Books and Records. Prior to the Closing Date and upon reasonable notice, the Seller will give to the Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of its properties, books, contracts, documents and records and shall furnish to such persons all such information concerning the affairs of the Business, including financial statements, as the Purchaser may reasonably request in order that it may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. In the event that the Closing does not occur and this Agreement is terminated, the Purchaser shall keep in confidence, and shall cause its counsel, accountants and other representatives to keep in confidence, and shall not use or disclose to others, all information provided hereunder to it, except such information as is in the public domain.

     5.4. Transitional Assistance. As promptly as practicable after the Closing, the Seller will assist the Purchaser in connection with the relocation of the Purchased Assets to Purchaser's facilities in Columbus, Mississippi. During this relocation period, Seller will also provide to the Purchaser (at Purchaser's facilities in Columbus, Mississippi) up to 120 man-hours of on-site training and calibration services in respect of the equipment included in the Purchased Assets. The out-of-pocket expenses (such as travel and lodging) incurred by Seller as a result of these services will be borne by Purchaser.

     5.5. Product Sales to Seller. For a period of at least one year after the Closing, the Purchaser will sell to Seller, at Purchaser's standard OEM kit pricing and in the ordinary course of business, surgical drapes manufactured by Purchaser utilizing the Purchased Assets (subject to normal availability).

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.

     The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     6.1. Compliance. Purchaser shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

     6.2. Representations and Warranties. All of the representations and warranties made by Purchaser in this Agreement and in all certificates and other documents delivered by Purchaser to the Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     6.3. Consents and Approvals. All third party consents and approvals required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Seller and shall be in full force and effect.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

     Except as may be waived by Purchaser, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1. Compliance. The Seller shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by the Seller on or before the Closing Date.

     7.2. Representations and Warranties. All of the representations and warranties made by the Seller in this Agreement, the exhibits attached hereto and in all certificates and other documents delivered by the Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     7.3. Consents and Approvals. All third party consents and approvals required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect.

8. INDEMNIFICATION.

     8.1. Indemnification of Purchaser. The Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser, net of any resulting income tax benefits to Purchaser, because of the breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement; (ii) any and liabilities of the Business in respect of periods prior to the Closing Date which are not assumed liabilities in accordance with the provisions of this Agreement; and (iii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1.

     8.2. Indemnification of Seller. The Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of: (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Seller, net of any resulting income tax benefits to the Seller, because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement; (ii) any and liabilities of the Business in respect of periods on and after the Closing Date or which are assumed liabilities in accordance with the provisions of this Agreement; and
(iii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

     8.3. Survival of Representations. Warranties and Covenants. Notwithstanding the provisions of Sections 8.1 and 8.2, the representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive for one year following the Closing Date. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties .

9.   MISCELLANEOUS.

     9.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

         (i)   by mutual consent of the Seller and Purchaser;

         (ii) by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Seller set forth herein or if there has been any material failure on the part of the Seller to comply with its obligations hereunder;

         (iii) by the Seller if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or d there has been any material failure on the part of Purchaser to comply with its obligations hereunder: and

         (iv) by either of Purchaser or the Seller if the transactions contemplated by this Agreement have not been consummated by December 15, 1995, unless the parties otherwise agree or unless such failure of consummation i due to the failure of the terminating party to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Closing Date .

In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall forthwith become null and void and of no further force or effect; provided, however, that the parties hereto shall remain liable for any breach of this Agreement prior to its termination.

     9.2. Expenses. Each of Purchaser and the Seller shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. Any sales, use or transfer taxes imposed by the State of Utah, or jurisdictions therein, shall be borne by the Seller, and any sales, use or transfer taxes imposed by the State of Mississippi, or jurisdictions therein, Shall be borne by the Purchaser.

     9.3. Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings. oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and Shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

     9.4. Public Announcements. No party to this Agreement shall issue any press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

     9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     9.6. Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service or by hand delivery, addressed as follows:

     (i)  If to the Seller:
                                  Surgical Technologies, Inc.
                                  2801 S. Decker Lake Lane
                                  Salt Lake City, Utah 8411 9
     (ii) If to the Purchaser:
                                  Microtek Medical, Inc.
                                  P.O. Box 2487
                                  Columbus, Mississippi 39704
                                  Attention: President and Chief Executive
                                  Officer

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     9.7. Assignment: Successors and Assigns. This Agreement may not be assigned by either of the parties hereto without the written consent of all the other parties; provided, however, that the Purchaser shall be entitled to assign this Agreement to any subsidiary corporation so long as the Purchaser remains liable for the obligations of Purchaser hereunder. Subject to the preceding sentence. this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     9.8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Mississippi.

     9.9. Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     9.10. Third-Party Beneficiaries. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto .

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              MICROTEK MEDICAL, INC.


                              By  /S/


                              SURGICAL TECHNOLOGIES. INC.



                              By:  /S/

Omitted Exhibits/Schedules to the Asset Purchase Agreement

Exhibit/Schedule                Description
----------------   -------------------------------------

Exhibit "A"        ESCROW AGREEMENT
Schedule 1         ASSUMED CONTRACTS
Schedule 2         SELLER DISCLOSURE SCHEDULE


Upon request, the Company will supplementally furnish the Commission with a copy of any omitted Exhibit/Schedule.